STATE FARM VARIABLE PRODUCT TRUST
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                              EXHIBIT SUB-ITEM 77C


Submission of matters to a vote of security holders.

(a) A special meeting of the registrant's security holders was held on June 17,2005.



(b) The following individuals were elected to serve on the Board of Trustees until the next meeting of shareowners called for this purpose and until their successors shall be elected and qualified:

         Edward B. Rust Jr.
         Michael L. Tipsord
         Thomas M. Mengler
         James A. Shirk
         Donald A. Altorfer
         Victor J. Boschini
         David L. Vance
         Alan R. Latshaw

    There are no other trustees now in office.



(c) Matters voted upon:
                 	                  Votes    Votes
                                          Cast     Cast
                 Matter                   For      Against   Abstentions  Result
    --------------------------------   ----------  --------  -----------  ------
    Approve Manager of Managers        34,989,264  1,249,517  1,013,963  Adopted
    Structure for the Large Cap
    Equity Index Fund.

    Approve Manager of Managers        20,719,459    635,676    487,963  Adopted
    Structure for the Small Cap
    Equity Index Fund.

    Approve Manager of Managers        20,013,697    549,103    433,706  Adopted
    Structure for the International
    Equity Index Fund.

    Approve Manager of Managers        13,357,826    483,102    496,348  Adopted
    Structure for the Bond Fund.

    Approve Manager of Managers        52,412,915  2,233,534  1,031,394  Adopted
    Structure for the Money Market
    Fund.

    Change the fundamental investment 33,828,767 2,238,006 1,185,971 Adopted objective to non-fundamental for the Large Cap Equity Index Fund.

    Change the fundamental investment  20,180,853  1,048,982    613,262  Adopted
    objective to non-fundamental for
    the Small Cap Equity Index Fund.

    Change the fundamental investment  19,547,978    904,873    543,655  Adopted
    objective to non-fundamental for
    the International Equity Index Fund.

    Change the fundamental investment   6,463,020    463,570    265,089  Adopted
    objective to non-fundamental for
    the Stock and Bond Balanced Fund.

    Change the fundamental investment  12,995,084    800,836    541,355  Adopted
    objective to non-fundamental for
    the Bond Fund.

    Change the fundamental investment 50,876,653 2,928,374 1,872,816 Adopted objective to non-fundamental for the Money Market Fund.

                 	                Votes       Votes
    Election of a Board of Trustees.    Cast For    Withheld  Abstentions Result
                                       ----------  ---------- ----------- -----
       Edward B. Rust, Jr.             67,043,110   901,548        0     Elected
       Michael L. Tipsord              67,188,625   756,032        0     Elected
       Thomas M. Mengler               67,176,169   768,489        0     Elected
       James A. Shirk                  67,187,706   756,951        0     Elected
       Donald A. Altorfer              67,208,694   735,963        0     Elected
       Victor J. Boschini              67,138,563   806,094        0     Elected
       David L. Vance                  67,193,343   751,314        0     Elected
       Alan R. Latshaw                 67,174,452   770,205        0     Elected



(d) Not Applicable